Exhibit 99.1

Bank of The James Reports Strong Year-Over-Year Earnings Growth,

Asset Quality Improvement in Second Quarter, First Half 2013

Financial Highlights

•

Net income for the quarter ended June 30, 2013 rose 64% to $797,000 or $0.24 per diluted share compared with $486,000 or $0.15 per diluted share for the quarter ended June 30, 2012. For the third consecutive quarter, the company had record quarterly earnings.

•

The bank’s first half 2013 net income increased 87% to $1.59 million or $0.47 per diluted share at June 30, 2013 compared with $846,000 or $0.25 per diluted share for the six months ended June 30, 2012.

•	The bank lowered interest expense by approximately 25% in second quarter and first half 2013 compared with comparable periods in 2012.

•

Non-interest income, primarily reflecting increased residential mortgage origination fees and increased revenue from retail and commercial banking services, increased 23.5% to $1.87 million for the six months ended June 30, 2013 compared with $1.51 million for the six months ended June 30, 2012.

•	Bank of the James’ commercial banking initiatives continued to win new clients and expand business banking relationships in 2013.

•

Ongoing focus on asset quality improvement and a sharply reduced level of new troubled assets enabled the bank to lower its provision for loan losses 87% in second quarter 2013 compared with second quarter 2012, and by 75% in first half 2013 compared with first half 2012.

•	Total nonperforming assets were $6.83 million at June 30, 2013, down 19% compared with $8.46 million at December 31, 2012 and 28% lower compared with the June 30, 2012 total of $9.45 million.

•

The ratio of nonperforming loans to total loans declined to 1.49% in second quarter 2013 compared with 1.95% at year-end 2012 and 2.21% in second quarter 2012, reflecting steadily improving asset quality.

•	The bank’s allowance for loan losses to nonperforming loans exceeded 100% at June 30, 2013.

•	Return on average assets (ROAA) and return on average equity (ROAE) increased year over year and on a consecutive quarter basis, reflecting growth and improved balance sheet quality.

•	Book value per share, reflecting increased shareholder value, was $8.67 per share at June 30, 2013 compared with $8.47 per share at June 30, 2012.

Lynchburg, VA., July 23, 2013 - Bank of the James Financial Group, Inc. (NASDAQ: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the greater Lynchburg MSA or “Region 2000,” today announced unaudited results for the three months and six months ended June 30, 2013.

Robert R. Chapman III, President and CEO, commented: “As in the past several quarters, our earnings continue to reflect the progress we have made towards improving asset quality and strengthening the balance sheet. Our solid operational performance during the past several quarters has helped us to identify several encouraging trends.

“In second quarter 2013, we had a net increase of $6 million in our loan portfolio, which reflected growth in both commercial as well as consumer lending. Our commercial banking team is making significant inroads towards building new relationships, with the number of new commercial relationships more than doubling compared with a year ago. An expanded slate of treasury management services for businesses has been well received by our customers and has generated increased ongoing fee income. Steady deposit growth has supported lending activities and enabled us to avoid outside borrowings to fund lending.

“A more active residential housing market enabled us to generate more purchase mortgage originations. An uptick in interest rates prompted a slowing of mortgage refinancing. This has resulted in an increase in purchase (as opposed to refinances) mortgages which now constitute approximately 70% of mortgage originations. We’re seeing the positive results of our past investment in services, people and operations to support growth and promote efficiency and productivity. We have exciting initiatives in place that we hope will grow our business and continue the positive trends of the past several quarters.”

Financial Highlights and Overview

Net interest income (before loan loss provision) was $3.96 million in second quarter 2013 compared with $3.84 million in the prior year’s second quarter, reflecting strong interest expense management as year-over-year quarterly interest expense declined 25%. Total interest expense was $610,000 in second quarter 2013 compared with $809,000 in second quarter 2012. Reflecting the steep decline in the bank’s loan loss provision, net interest income after provision for loan losses was $3.90 million in second quarter 2013 compared with $3.41 million in second quarter 2012.

In first half 2013, net interest income (before loan loss provision) was $7.88 million compared with $7.70 million in first half 2012, with the increase primarily reflecting a 25% interest expense reduction, partially offset by lower interest income expense resulting from loan prepayments and lower interest rates that reflected the ongoing low-rate environment. The company’s net interest income after provision for loan losses rose to $7.59 million in first half 2013 compared with $6.53 million in first half 2012 as the bank reduced its loan loss provision by 75% in first half 2013 compared with first half 2012.

Despite intense pressure on margins, the bank grew net interest margin to 4.03% in second quarter 2013 and 4.07% in first half 2013 compared with 3.91% and 3.95%, respectively, compared with 2012 periods. The company’s average interest spread expanded to 3.93% in first half 2013 compared with 3.81% for the same period in 2012.

J. Todd Scruggs, CFO, commented: “During a period when many banks have seen shrinking margins, we were pleased we expanded margins and pushed above the 4% level for both the quarter and first half of 2013. With very little visibility of where interest rates are heading, it’s difficult to anticipate where margins will be in the coming months. However, we believe the bank has demonstrated the ability to maximize margins by managing cost of funds and interest expense.”

Noninterest income, which includes fees from mortgage origination, gain on the sale of securities, and fees on services such as brokerage and insurance services, was $905,000 in second quarter 2013 compared with $843,000 in second quarter 2012, primarily reflecting growth in mortgage fee income and gain on the sale of investment securities. Mortgage fee income reflected consecutive-quarter and year-over-year growth. In second quarter 2013, mortgage fee income was $340,000 compared with $319,000 in first quarter 2013 and $289,000 in second quarter 2012.

For the six months ended June 30, 2013, noninterest income was $1.87 million, up 23.5% compared with $1.51 million for the six months ended June 30, 2012. In addition to increased mortgage fees, first half 2013 reflected increased service fee income, which was $628,000 compared with $594,000 in first half 2012.

Chapman noted that noninterest income growth in first half 2013 included a tenfold increase in fees from commercial treasury management services, which he said has become an important part of the bank’s commercial banking service offering, attracting new customers and enabling the bank to expand relationships with business customers.

Noninterest and operating expense increased only 3% between second quarter 2012 and second quarter 2013, and 5% in first half 2013 compared with first half 2012, reflecting modest increases in compensation expenses, and lower other real estate owned expenses as the company trimmed its portfolio of foreclosed and owned properties.

Balance Sheet Highlights and Outlook

Total loans, net of allowance for loan loss and including loans for sale, were $332.56 million at June 30, 2013, up from $320.83 million at December 31, 2012 and also up from $326.31 million at March 31, 2013. The larger loan portfolio primarily reflected growth in commercial and construction lending and was partially offset by a small number of loan pay-offs in first half 2013 and the removal of non-performing loans from the portfolio in 2012 and 2013.

Total deposits at June 30, 2013 were $388.79 million, compared with $384.59 million at June 30, 2012 and $399.02 million at December 31, 2012. Management noted that year-end 2012 totals reflected a temporary increase to professional settlement accounts related to end-of-the-year real estate and business closings, which were disbursed during first quarter 2013. Deposits at June 30, 2013 were up compared with the March 31, 2013 total of $385.19 million.

The bank’s balance sheet continued to demonstrate significantly improved year-over-year asset quality and consecutive quarterly improvement. The ratio of non-performing loans to total loans was 1.49% at June 30, 2013, 1.82% at March 31, 2013, 1.95% at December 31, 2012 and 2.21% at June 30, 2012. Allowance for loan losses to total loans was 1.62% at June 30, 2013 compared with 1.70% at December 31, 2012 and 1.75% at June 30, 2012.

With improved asset quality, coverage for losses increased significantly in first half 2013. The company’s allowance for loan and lease losses (ALLL) to nonperforming loans (NPL) stood at 109.19% at June 30, 2013, compared with 87.22% at December 31, 2012 and 79.19% at June 30, 2012. Chapman noted that as a measure of the bank’s long-term progress in curing problem assets, the company’s ALLL to NPL ratio was 54.09% at December 31, 2011. The bank’s “Texas Ratio,” a measurement of asset quality, was 17.05% at June 30, 2013.

Continued improvement in asset quality and overall bank performance contributed to an improved return on average assets of 0.74% in first half 2013, up from 0.40% in first half 2012, and a return on average equity of 10.88% in first half 2013 compared with 6.28% in the prior year’s first half.

The bank remained “well capitalized” by accepted regulatory standards, with an approximate tier 1 to average total assets ratio of 8.88%, an approximate tier 1 risk-based capital ratio of 11.61% and an approximate total risk-based capital ratio of 12.87%.

Chapman concluded: “We believe Bank of the James is well-positioned to continue the progress we’ve made in the past several quarters and to continue to grow without being encumbered by significant asset quality issues. We’re encouraged that improved markets for commercial and residential real estate have facilitated the sale of owned real estate assets. We will continue on the course we have established, with a focus on growth in our market and potentially leveraging our capabilities to serve adjacent markets. We have made significant progress in the past few years, and now look forward to new opportunities to serve our community and build shareholder value.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves the greater Lynchburg, Virginia MSA, often referred to as Region 2000, which was ranked by Forbes magazine among the top 50 places in the United States for business and careers. The bank operates nine full service locations and one limited service location as well as a mortgage origination office in Forest, Virginia and an investment services division in downtown Lynchburg. The company is celebrating its 14th anniversary this year. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending June 30, 2013	Three months ending June 30, 2012	Change	Year to date June 30, 2013	Year to date June 30, 2012	Change
Interest income	$4,567	$4,645	-1.68%	$9,104	$9,331	-2.43%
Interest expense	610	809	-24.60%	1,226	1,629	-24.74%
Net interest income	3,957	3,836	3.15%	7,878	7,702	2.29%
Provision for loan losses	55	425	-87.06%	290	1,175	-75.32%
Noninterest income	905	843	7.35%	1,869	1,514	23.45%
Noninterest expense	3,671	3,559	3.15%	7,202	6,843	5.25%
Income taxes	339	209	62.20%	670	352	90.34%
Net income	797	486	63.99%	1,585	846	87.35%
Weighted average shares outstanding	3,352,725	3,342,415	0.31%	3,352,725	3,342,415	0.31%
Basic net income per share	$0.24	$0.15	$0.09	$0.47	$0.25	$0.22
Fully diluted net income per share	$0.24	$0.15	$0.09	$0.47	$0.25	$0.22

Balance Sheet at period end:	June 30, 2013	Dec 31, 2012	Change	June 30, 2012	Dec 31, 2011	Change
Loans, net	$331,703	$319,922	3.68%	$319,216	$318,754	0.14%
Loans held for sale	861	904	-4.76%	1,164	434	168.20%
Total securities	46,085	53,369	-13.65%	58,761	56,471	4.06%
Total deposits	388,788	399,015	-2.56%	384,589	374,234	2.77%
Stockholders’ equity	29,053	29,613	-1.89%	28,299	26,805	5.57%
Total assets	430,871	441,381	-2.38%	433,204	427,436	1.35%
Shares outstanding	3,352,725	3,352,725	—	3,342,415	3,342,415	—
Book value per share	$8.67	$8.83	(0.16)	$8.47	$8.02	$0.45

Daily averages:	Three months ending June 30, 2013	Three months ending June 30, 2012	Change	Year to date June 30, 2013	Year to date June 30, 2012	Change
Loans, net	$326,672	$314,687	3.81%	$324,066	$315,470	2.72%
Loans held for sale	915	878	4.21%	936	825	13.45%
Total securities	48,426	59,741	-18.94%	50,702	60,379	-16.03%
Total deposits	386,778	384,795	0.52%	387,385	380,115	1.91%
Stockholders’ equity	29,756	27,166	9.53%	29,389	26,997	8.86%
Interest earning assets	390,048	393,649	-0.91%	390,577	393,420	-0.72%
Interest bearing liabilities	332,744	346,095	-3.86%	333,077	345,162	-3.50%
Total assets	428,946	432,247	-0.76%	429,230	429,177	0.01%

Financial Ratios:	Three months ending June 30, 2013	Three months ending June 30, 2012	Change	Year to date June 30, 2013	Year to date June 30, 2012	Change
Return on average assets	0.75%	0.45%	0.30	0.74%	0.40%	0.34
Return on average equity	10.74%	7.18%	3.56	10.88%	6.28%	4.60
Net interest margin	4.03%	3.91%	0.12	4.07%	3.95%	0.12
Efficiency ratio	75.50%	76.06%	(0.56)	73.89%	74.25%	(0.36)
Average equity to average assets	6.94%	6.28%	0.66	6.85%	6.29%	0.56

Allowance for loan losses:	Three months ending June 30, 2013	Three months ending June 30, 2012	Change	Year to date June 30, 2013	Year to date June 30, 2012	Change
Beginning balance	$5,606	$6,006	-6.66%	$5,535	$5,612	-1.37%
Provision for losses	55	425	-87.06%	290	1,175	-75.32%
Charge-offs	(271)	(847)	-68.00%	(457)	(1,231)	-62.88%
Recoveries	85	109	-22.02%	107	137	-21.90%
Ending balance	5,475	5,693	-3.83%	5,475	5,693	-3.83%

Nonperforming assets:	June 30, 2013	Dec 31, 2012	Change	June 30, 2012	Dec 31, 2011	Change
Total nonperforming loans	$5,014	$6,346	-20.99%	$7,189	$10,376	-30.72%
Other real estate owned	1,817	2,112	-13.97%	2,263	3,253	-30.43%
Total nonperforming assets	6,831	8,458	-19.24%	9,452	13,629	-30.65%
Troubled debt restructurings - (performing portion)	567	572	-0.87%	187	783	-76.12%

Asset quality ratios:	June 30, 2013	Dec 31, 2012	Change	June 30, 2012	Dec 31, 2011	Change
Nonperforming loans to total loans	1.49%	1.95%	(0.46)	2.21%	3.20%	(0.99)
Allowance for loan losses to total loans	1.62%	1.70%	(0.08)	1.75%	1.73%	0.02
Allowance for loan losses to nonperforming loans	109.19%	87.22%	21.97	79.19%	54.09%	25.10